NEWS RELEASE

TVA Launches Initiative to Strengthen Public Power COVID-19 Response
KNOXVILLE - The Tennessee Valley Authority announced Thursday an initiative to support increased flexibility for local power companies who are responding to urgent community and customer needs during the ongoing response to the COVID-19 outbreak.
TVA will make up to a total of $1 billion of credit support available as an option to local power companies through the deferral of wholesale power payments based on the needs of individual local power companies.
“The impact of the COVID-19 outbreak on the communities we serve is unprecedented and creates a degree of economic uncertainty in the weeks and months ahead,” said TVA President and CEO Jeff Lyash.
“We recognize that we have a responsibility to leverage TVA’s resources and expertise to provide local power companies the stability and flexibility to address the unique challenges faced by their customers.”
Detailed plans will be customized for each participating local power company based on individual needs and financial impacts. A portion of the local power company’s monthly TVA wholesale power payments would be deferred for a period during the ongoing COVID-19 response and an appropriate repayment plan will be put in place.
The new initiative builds on actions TVA has already taken to provide regulatory flexibility to allow local power companies to halt disconnection of electric service and respond quickly to their customers’ immediate needs.
“The strength of public power is a passionate commitment to serve people over balance sheets,” said Lyash. “This is perhaps more critical today than it has ever been.”
“Just as they have through February flooding and March storm recovery, our TVA team remains committed to working with all 154 of our local power company partners to benefit the communities and customers we jointly serve, especially during these challenging times.”
The Tennessee Valley Authority is a corporate agency of the United States that provides electricity for business customers and local power companies serving nearly 10 million people in parts of seven southeastern states. TVA receives no taxpayer funding, deriving virtually all of its revenues from sales of electricity. In addition to operating and investing its revenues in its electric system, TVA provides flood control, navigation and land management for the Tennessee River system, and assists local power companies and state and local governments with economic development and job creation.

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Media Contact:    Jim Hopson, Knoxville, 865-776-5651
TVA Media Relations, Knoxville, 865-632-6000
www.tva.com/news
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(Distributed: March 26, 2020)